QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18

AGREEMENT FOR SUPPLY AND OPERATION OF WORKOVER RIGS,

PULLING UNITS, VEHICLES, OTHER EQUIPMENT AND RELATED

SERVICES

by and between

APACHE CORPORATION

and

KEY ENERGY SERVICES, INC.

Dated as of March 28, 2002

i

ii

List of Attachments/Appendices

Attachment 1	Definitions
Appendix A	Description of Equipment
Appendix B	Contractor's Personnel
Appendix C	Rates
Appendix D	Insurance
Appendix E	Equipment Performance

iii

AGREEMENT FOR SUPPLY AND OPERATION OF WORKOVER RIGS, PULLING
UNITS, VEHICLES, OTHER EQUIPMENT AND RELATED SERVICES

        This AGREEMENT dated as of March 28, 2002, is by and between APACHE CORPORATION ("Company"), and KEY ENERGY SERVICES, INC. ("Contractor"). Company and Contractor are sometimes referred to herein individually as "Party" and collectively as "Parties".

BACKGROUND

        Company desires to have onshore wells worked over in the Western Desert of the Arab Republic of Egypt ("Egypt"), as specified by Company, and to have performed or carried out all auxiliary operations and services as detailed in the Appendices hereto or as Company may require in accordance with this Agreement (hereinafter referred to as "Workover Services"); and

        Contractor is willing to provide or cause to be provided the workover rigs, pulling units, and vehicles, together with other equipment listed in Appendix A and such other equipment as Company may reasonably require pursuant to Section 4.4 (hereinafter called the "Workover Equipment"), insurance and personnel, all as detailed in the Appendices hereto for the purpose of performing the Workover Services for Company.

AGREEMENT

        NOW THEREFORE, in consideration of the premises and the covenants and agreements herein, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

        Section 1.1 Definitions. Each capitalized term used herein shall have the meaning given such term in Attachment 1.

        Section 1.2 Currency. In this Agreement, all amounts expressed in dollars are United States dollar amounts.

        Section 1.3 Conflicts. Appendices A, B, C, D, and E attached hereto are incorporated herein by this reference. If any provision of the Appendices conflicts with a provision in the body of this Agreement, the applicable provision of the body of this Agreement shall prevail.

        Section 1.4 Headings. The paragraph headings shall not be considered in interpreting the text of this Agreement.

        Section 1.5 Further Assurances. Each Party shall perform the acts and execute and deliver the documents and give the assurances necessary to give effect to the provisions of this Agreement.

        Section 1.6 Contractor's Status. Contractor in performing its obligations hereunder shall be an independent contractor. Company may instruct and direct Contractor as to the results to be obtained from Contractor's employees. None of Contractor's employees are, nor shall be deemed to be, employees or agents of Company. Contractor is not authorized to, and shall not, create any lien or encumbrance on any well where the Workover Services are performed.

        Section 1.7 Governing Law. This Agreement shall be construed and relations between the Parties determined in accordance with the laws of the State of Texas, United States of America, not including, however, any of its conflicts of law rules, which would direct or refer to the laws of another jurisdiction. In the event any provision of this Agreement is inconsistent with or contrary to any applicable law, rule or regulation, the provision shall be deemed to be modified to the extent required to comply with the law, rule or regulation, and as so modified the provision and this Agreement shall continue in full force and effect. If this Agreement is translated into another language, the English version of this Agreement shall be controlling for all purposes.

        Section 1.8 Affiliates. Either Party may fulfill its obligations under this Agreement through one or more of its Affiliates; provided that each Party shall remain responsible for the performance of its obligations hereunder.

ARTICLE II
TERM

        Section 2.1 Term. This Agreement will be effective upon execution by both Company and Contractor and, unless earlier terminated in accordance with this Agreement shall remain in effect until the second anniversary of the last Commencement Date occurring hereunder (the "Initial Term").

        Section 2.2 Option to Extend. This Agreement may be renewed by Company beyond the Initial Term for two additional one-year terms by delivery of written notice on or before the 120thday prior to the end of the relevant term, provided that Company and Contractor shall mutually agree on or before the 60thday prior to the end of the relevant term upon the appropriate rates, terms and conditions for each extension period.

ARTICLE III
CONTRACTOR'S PERSONNEL

        Section 3.1 Number, Selection, Hours of Labor and Remuneration. Except where herein otherwise provided, the number, selection, replacement, hours of labor and remuneration of Contractor's Personnel shall be determined solely by Contractor. Such employees or subcontractors shall be the employees or subcontractors solely of Contractor. Notwithstanding the foregoing, minimum manning shall be as specified in Appendix B, and Contractor undertakes to provide qualified personnel with the technical background and experience Contractor deems are required to perform the Workover Services.

        Section 3.2 Provision of Contractor's Personnel. Contractor shall provide Contractor's Personnel at a mutually agreed place ready to conduct Workover Services.

        Section 3.3 Contractor's Representative. Contractor shall designate in writing to Company one of Contractor's Personnel as Contractor's representative who shall be in charge of the remainder of Contractor's Personnel and who shall have full authority to resolve all day-to-day matters which arise between Company and Contractor in the ordinary course of business. Contractor shall inform Company in a written form if such representative is replaced.

        Section 3.4 Increase/Decrease in Contractor's Personnel. Company may, subject to mutual agreement of the Parties, require Contractor to increase the number of Contractor's Personnel, subject to additional payment by Company as mutually agreed between the Parties. Company also may require Contractor to decrease the number of Contractor's Personnel, provided that Contractor shall not be required to reduce such number below the minimum manning specified in Appendix B. Such reduction in the number of Contractor's Personnel shall not result, however, in any decrease in the applicable rates of payment set forth in Article VII.

        Section 3.5 Replacement of Contractor's Personnel. Contractor will remove and replace at any time any of Contractor's Personnel if Company so reasonably requests in writing. Company shall give to Contractor the reasons for any such request. So as not to interfere with Contractor's ability to provide Workover Services, Contractor shall have a reasonable period of time within which to effect such removal and replacement of personnel.

        Section 3.6 Personnel Shortages.

          (a)   If at any time during the term of this Agreement less than a full crew of expatriate personnel as listed in Appendix B is utilized for any reason that is beyond Contractor's reasonable control, Company shall nevertheless pay Contractor for such missing personnel, but the applicable day rate payable to Contractor hereunder shall be reduced by an amount equal to one-half of the day rate for the missing expatriate personnel. For example, if a drilling unit toolpusher is absent, then the rate payable by Company shall be $425.00 rather than $850.00. There will be no reduction for missing Egyptian personnel.

          (b)   If at any time, in Company's opinion, Contractor's failure to provide a full crew of personnel at the minimum manning levels established in this Agreement is materially interfering with or delaying the conduct of Contractor's operations, and such material interference or delay continues for a period of thirty (30) days after written notice from Company to Contractor, then in addition to (i) a reduction in the applicable day rate as provided herein and (ii) any other remedies Company may have under this Agreement, Company may, subject to Section 13.3, terminate this Agreement.

        Section 3.7 Health, Safety and Environmental Measures. Contractor shall, at its sole expense, take all measures necessary or proper to provide safe working conditions, proper safety clothing and supplies to its personnel in accordance with international health, safety and environmental practices and standards and with all health, safety and environmental requirements of Egypt and general health, safety and environmental measures applied by Contractor in its other similar businesses. Contractor shall give notice to all of its personnel at each workover site of all health, safety and environmental regulations that apply to such personnel and shall take reasonable actions to ensure that such personnel comply with such regulations.

ARTICLE IV
WORKOVER EQUIPMENT

        Section 4.1 Obligation to Supply.

          (a)   Contractor shall provide the Workover Equipment in accordance with Appendix A. Each of the items comprising the Workover Equipment shall be subject to inspection and approval of Company for its account prior to such items being placed into service.

          (b)   No inspection by Company or its representatives shall constitute an approval, endorsement or confirmation of any Workover Equipment or an acknowledgment by Company or such other person that any Workover Equipment satisfies the requirements of this Agreement; nor shall any such inspection relieve Contractor of any of its obligations to furnish the Workover Equipment.

        Section 4.2 Maintain Stocks. Contractor shall be responsible, at Company's expense, for maintaining reasonably adequate stock levels of consumable goods for pumps, choke manifolds, BOP equipment, stripper rubbers, swab cups, adapter spools, and related items including, without limitation, rig and equipment fuel (collectively, "Consumables") necessary to perform and carry out the Workover Services and replenishing them as necessary.

        Section 4.3 Maintain and Repair Equipment. Contractor shall, subject to Section 4.2 and Section 9.1, be responsible for the maintenance and repair of the Workover Equipment and shall provide all spare parts and materials required therefor.

        Section 4.4 Additional Items. Contractor agrees and undertakes to provide additional equipment upon the requirement of Company. Such additional equipment shall be provided by Contractor at a cost to Company to be mutually agreed upon.

ARTICLE V
CONTRACTOR'S GENERAL OBLIGATIONS

        Section 5.1 Contractor's Standard of Performance. Except as provided in Appendix C, Contractor shall provide Workover Services on a daywork basis. For purposes hereof, the term "daywork basis" means Contractor shall furnish Workover Equipment, Contractor's Personnel and perform Workover Services as herein provided, for a specified sum per day under the general direction and supervision of Company.

        Section 5.2 Operation of Units. Contractor shall be responsible for the operation of the Workover Equipment, including supervising moving operations and positioning on workover locations as required by Company. Operations under this Agreement performed with Workover Rigs (including moving operations) will be performed on a twenty-four (24) hour per day, seven (7) days a week basis. Operations under this Agreement performed with Pulling Units, Hot Oiler Trucks, Vacuum Trucks, Pump Trucks, Auger/Anchor Trucks, and Fork Lifts will be performed on a twelve (12) hour per day, seven (7) days a week basis; provided, however, Company may request that Contractor operate Pulling Units, Hot Oiler Trucks, Vacuum Trucks, Anchor/Auger Trucks and Fork Lifts more than twelve (12) hours per day in which case Company shall make payment to Contractor for such work made on an overtime basis in accordance with Section 7.8. Operations under this Agreement performed with Winch Trucks and Low-Boy Trailers will be performed on an hourly basis at the rates specified in Appendix C. Contractor represents that the Workover Rigs and Pulling Units (without modification, upgrade or enhancement) will be capable of performing as described in Appendix E under normal operating conditions.

        Section 5.3 Compliance with Company's Instructions. Company shall provide Contractor with a written work plan for each job to be performed by Contractor hereunder. Contractor shall comply with such work plans and all other instructions of Company consistent with the provisions of this Agreement, including, without limitation, drilling, well control and safety instructions. Such other instructions shall, if time permits, be confirmed in writing by the authorized representative of Company. However, Company shall not issue (and Contractor shall not be required to comply with) any work plans or other instructions which would be inconsistent with Contractor's rules, policies or procedures pertaining to the safety of Contractor's Personnel or the safe operation of the Workover Equipment.

        Section 5.4 Adverse Weather. Contractor, in consultation with Company, shall decide when, in the face of impending adverse weather conditions, to institute precautionary measures in order to safeguard Contractor's Personnel, the well, and the Workover Equipment to the fullest possible extent. Contractor and Company shall each ensure that each respective senior representative will not act unreasonably in the exercise of their discretion under this Section 5.4 but in the event Contractor's and Company's representatives cannot agree upon the steps to be taken, the Parties agree that the decision of Contractor's representative shall be controlling.

        Section 5.5 Drilling Fluids and Casing Program. Contractor shall follow any of Company's instructions with respect to the drilling fluid and tubular program as may be specified by Company. Company shall provide Contractor written drilling fluid and tubular programs reasonably in advance of the start date of each well to be worked over under this Agreement.

        Section 5.6 Difficulties during Workovers. In the event of any difficulty arising which precludes providing Workover Services under reasonably normal procedures, Contractor may suspend the work in progress and as soon as practicable shall notify the representative of Company of the difficulty, and during such period of suspension exert its commercially reasonable efforts to overcome the difficulty.

        Section 5.7 Well Control Equipment. Subject to Article IX, Contractor shall maintain its well control equipment in good condition, ordinary wear and tear excepted, at all times and shall use commercially reasonable efforts to prevent and control fires and blowouts and to protect the hole.

        Section 5.8 Cutting/Coring Program. Contractor shall save and identify cuttings and cores according to Company's written instructions and place them in containers furnished by Company.

        Section 5.9 Records to be Kept by Contractor. Contractor shall keep and furnish to Company an accurate record of the work performed in a form to be agreed prior to the first Commencement Date. Contractor shall furnish to Company a legible copy of the form signed by Contractor's representative. Contractor shall also keep and furnish to Company a report of operations for each month containing details of (i) spare parts consumption, (ii) fuel usage, (iii) safety and accident data for the Workover Equipment and Contractor's Personnel, and (iv) such other information as Company shall have reasonably requested Contractor to provide. All such records and reports shall be in the English language.

        Section 5.10 Visas, etc. Contractor shall be responsible for obtaining visas, work permits, residence permits and certifications required for Contractor's Personnel; provided, however, that Company shall provide all reasonable assistance and cooperation requested by Contractor, and reimburse Contractor for all reasonable fees and expenses incurred, in connection therewith, it being understood that in obtaining such visas, work permits, residence permits and certifications, Contractor will be relying on Company's experience in conducting business in Egypt and in dealing with the relevant Egyptian authorities.

        Section 5.11 No Liens.

          (a)   Contractor shall not directly or indirectly create, incur, assume or suffer to be created by it or any subcontractor, employee, laborer, materialman or other supplier of goods or services any right of retention, claim, lien, charge or encumbrance on any material portion of Company's equipment, wells, or any part thereof (each a "Contractor Lien"), and Contractor shall promptly pay or discharge, and discharge of record, any such Contractor Lien or other charges which, if unpaid, might be or become a Contractor Lien, other than any such Contractor Liens or other charges that Contractor is contesting in good faith. Contractor as soon as practicable after becoming aware of the assertion of a Contractor Lien shall notify Company. Contractor shall be responsible for and hold harmless, defend and indemnify Company from and against Contractor Liens.

          (b)   Upon the failure of Contractor to promptly pay, contest, discharge or provide security acceptable to Company for any Contractor Lien within thirty (30) days of notice of the existence thereof from any source (other than any such Contractor's Lien that Contractor is contesting in good faith), Company may, but shall not be obligated to, pay or discharge such Contractor Lien and, upon the payment or discharge thereof, shall be entitled to recover from Contractor the amount thereof together with expenses incurred by it in connection with such payment or discharge or to set off equal to the product of a fraction the numerator of which is 1 and the denominator of which is the total number of months remaining in the then effective term of this Agreement and all such amounts against the amount of the monthly invoice for the month that corresponds to the month in which Company seeks to recover or set off against Contractor.

        Section 5.12 Waste Disposal and Environmental Safeguards. In the performance of the Workover Services, Contractor shall at all times (i) observe and comply, in all material respects, with all Egyptian laws and regulations concerning the production, carrying, keeping, treating and/or disposal of waste; and (ii) act to minimize the quantity of wastes; provided, however, that Company shall accept delivery and dispose of all of Contractor's refuse including, but not limited to, refuse Contractor collects in cleaning up surface pollution for which it has responsibility pursuant to Section 9.5(a).

        Section 5.13 Contractor Assistance to Company. Contractor shall deliver the Workover Equipment to Company's custody in Houston, Texas, and/or a port in the Republic of Argentina chosen by Contractor, and shall cooperate with and assist Company in connection with Company's complying with the obligations imposed pursuant to Section 6.3(a). Contractor shall prepare and execute any papers that cannot be prepared or executed by Company and are necessary to import any Workover Equipment into Egypt. Company shall reimburse Contractor for the costs and expenses it reasonably incurs complying with the obligations contained in this Section 5.13.

        Section 5.14 Warranties Disclaimed. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CONTRACTOR NEGATES AND DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTIBILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES.

ARTICLE VI
COMPANY'S RIGHTS AND OBLIGATIONS

        Section 6.1 Company's Employees. Company shall designate in writing to Contractor a senior representative to resolve day-to-day matters requiring decision by Company and Company's representative shall communicate such decisions to Contractor. Company shall inform Contractor in writing in case such representative is replaced. Company's representative shall at all times have access to each Workover Rig and Pulling Unit and may, among other things, observe tests, check and give instructions it deems necessary or advisable to control the implementation of the mud program, examine cuttings and cores, inspect the Workover Equipment or examine the records kept on the applicable Workover Rig or Pulling Unit by Contractor.

        Section 6.2 Workover Programs, Sites and Access. Company shall be responsible for providing: (i) within a reasonable time prior to the commencement of specific Workover Services a written workover program for each well it requires to be worked over together with a written program for any other specific Workover Services it may require; and (ii) access to the workover locations, as well as selecting, surveying, marking and clearing the workover locations as may be reasonably required by Contractor for location approval. Company shall notify Contractor in writing of any impediments or hazards to operations at each workover location or at any access routes to the workover locations of which it has actual knowledge. Notwithstanding any other provision of this Agreement, should there be obstructions at or within the area of the workover site (or any access route to any workover site) and these obstructions result in damage to the Workover Rig or Pulling Unit, Company shall be responsible for and hold harmless, defend and indemnify Contractor for all resulting damage, including the payment of the applicable Standby Rate during repairs, but Company shall receive credit for any physical damage insurance proceeds actually received by Contractor with respect to such damage.

        Section 6.3 Mobilization and Demobilization of Workover Equipment, Customs or Excise Duties and Fees.

          (a)   Company at its cost and expense shall cause the Workover Equipment to be packed, expedited, loaded and shipped from the applicable Port of Origin to the Port of Alexandria, Egypt, and from the Port of Alexandria to the Operating Area where Company at its cost and expense shall cause the Workover Equipment to be unloaded, unpacked and stored until ready for use by Contractor. Company will be further responsible for importation of any subsequent items of Workover Equipment into the Operating Area as required, including but not limited to spare parts, consumables, additional equipment and chemicals as needed for the operation of the Workover Rigs, Pulling Units and Vehicles. Upon termination of this Agreement for any reason, Company at its cost and expense shall cause the Workover Equipment to be packed, expedited, loaded and shipped from the Operating Area to the Port of Houston, Texas, USA and/or such other location as Contractor may designate in writing provided that any incremental cost of shipping to such alternate location shall be borne by Contractor. Company shall be responsible for and hold harmless, defend and indemnify Contractor from and against any loss or damage to the

  Workover Equipment during the mobilization or demobilization thereof, which such indemnity obligation shall apply (i) in the case of mobilization, from the time packing of the Workover Equipment commences in preparation for shipment from the Port of Origin until the time the Workover Equipment is unpacked and ready for use at the Operating Area, and (ii) in the case of demobilization, from the time the Workover Equipment is packed in preparation for the shipment from the Operating Area until the Workover Equipment arrives at the Port of Houston, Texas, USA and/or other location designated by Contractor pursuant to this Section 6.3(a).

          (b)   Company shall perform all importation and customs clearance activities for all Workover Equipment into Egypt, and pay the costs associated with customs clearance activities.

          (c)   In the event the Workover Equipment is not allowed into Egypt because of import or customs restrictions or for any other reason, the Parties agree that (i) this Agreement will remain in effect for the full term hereof, (ii) Contractor will upon notice from Company that such Workover Equipment will not be allowed into Egypt cease any refurbishment thereof, (iii) if such disallowed Workover Equipment is of a type that Company does not or cannot utilize in its operations in the United States as then conducted or proposed to be conducted, Company will purchase such equipment from Contractor on an "as is" basis and for a price equal to its fair market value, and (iv) if such disallowed Workover Equipment is of a type that Company does or can utilize in its operations in the United States as then conducted or proposed to be conducted, Contractor shall provide such disallowed Workover Equipment to Company in the United States of America. In the circumstances described in sub-clause (iv), Company and Contractor shall negotiate in good faith and in an expeditious manner toward the execution of a mutually satisfactory amendment to this Agreement covering operations in the United States of America under this Agreement. In particular, the rates to be charged pursuant to Article VII, which reflect rig rates for international operations, will be adjusted to a level consistent with Contractor's regional pricing structure in place in the United States of America for substantially similar equipment, services and categories of personnel. In addition, Company agrees that the work performed for it by Contractor in the United States of America under this Agreement shall be in addition to (and not in replacement of) the work being performed for Company by Contractor in the United States of America prior to the addition of the disallowed Workover Equipment.

        Section 6.4 Take Over of Work. In the event any well worked over under this Agreement should blow out, catch fire or in any manner get out of control, Company may assume at its sole cost and expense complete control and supervision of the Workover Equipment and take such actions as it deems necessary to bring the well under control, extinguish the fire and take such other measures as Company deems appropriate.

        Section 6.5 Storage. Company shall at its cost provide appropriate storage, warehouse and yard facilities for the Workover Equipment (including spare parts and special tools) at or in the vicinity of the Operating Area. Workover Equipment that is stored shall be segregated from other goods, as appropriate, clearly identified as the property of Contractor, its Affiliates, Khalda Petroleum Company, or Qarun Petroleum Company, and Company shall be responsible for the security and protection of the Workover Equipment while stored or warehoused in Company facilities.

        Section 6.6 First Aid. Company, at Contractor's expense, shall provide first aid medical care on location as may be required for Contractor's Personnel. Such medical care is provided at the recipients' own risk, and Company shall not be responsible for any medical care it may provide, or fail to provide, to Contractor's Personnel hereunder.

        Section 6.7 Medivac. Company will arrange Medivac services for Contractor's Personnel when required by Contractor according to the guidelines of Company's insurance program applicable to Company's personnel. Contractor will be responsible for any additional cost borne by Company as a result. Contractor and Company shall consult together as and when necessary and to act in concert in the event of a need to evacuate foreign personnel for non-medical reasons. To comply with Company's medivac policy, Contractor shall provide Company with a list of Contractor's Personnel and shall update such list from time to time to reflect any changes in Contractor's Personnel.

        Section 6.8 Meals, Accommodations and Laundry. Company shall supply reasonably satisfactory meals, potable water, and accommodations including laundry services for Contractor's Personnel while they are performing Workover Services. Although Contractor shall be responsible for arranging transportation for Contractor's Personnel to and from Company's base and work locations in the field, Company shall reimburse Contractor for its costs and expenses reasonably incurred in connection therewith.

ARTICLE VII
RATES OF PAYMENT

        Section 7.1 Payment. Company shall pay to Contractor during the term of this Agreement the amounts due on a monthly basis as calculated to the nearest hour according to the rates of payment herein set forth in accordance with Article VIII, and reimburse Contractor for any reimbursable costs or expenses incurred by Contractor during such month.

        Section 7.2 Operating Rate. The Operating Rate specified for each item of Workover Equipment in Appendix C will first become payable on the Commencement Date. The Operating Rate shall continue to be payable during the term of this Agreement, except when some other rate herein provided applies. Company acknowledges that the performance of the Workover Services will require the sharing of certain items of Workover Equipment between rigs and agrees that the unavailability of any item of Workover Equipment for use at any rig that results from its use at any other rig shall not negatively impact Contractor's compensation hereunder.

        Section 7.3 Standby Rate With Crew. The Standby Rate With Crew specified for each item of Workover Equipment in Appendix C will be payable as follows:

          (a)   during any period of delay when Contractor is unable to perform its obligations under this Agreement solely because of adverse weather conditions or as a result of an act, instructions or omission of Company including, without limitation, the failure of Company to issue instructions;

          (b)   during any period when operations are being conducted hereunder to redrill or repair any well worked over hereunder which is lost or damaged solely as a result of Contractor's sole negligence;

          (c)   during any period when operations are suspended solely due to difficulties encountered as provided for in Section 5.6 or while Contractor is waiting for Company or third parties in order to initiate or continue operations; and

          (d)   during any period when operations are suspended to allow Company to conduct inspections.

        Section 7.4 Equipment Breakdown Rates. The Equipment Breakdown Rates specified for each item of Workover Equipment in Appendix C will be payable during (i) the first twelve (12) hours per calendar month during which operations are suspended solely to permit necessary replacement, inspection, repair or maintenance by Contractor of the Workover Equipment, and (ii) the subsequent hours in excess of the first twelve (12) hours per calendar month during which operations are suspended solely to permit necessary replacement, inspection, repair or maintenance by Contractor of the Workover Equipment. Routine maintenance, including without limitation, lubrication, packing of swivels, changing of pump parts, slipping lines, drill string and certification inspections, shall not be considered as maintenance for purposes of this Section 7.4. Contractor will effect such repairs, replacements or maintenance in a good and workmanlike manner and will use commercially reasonable efforts to familiarize itself with the location of rentable replacements for the items comprising the Workover Equipment.

        Section 7.5 Force Majeure Rate. The Force Majeure Rate specified for each item of Workover Equipment in Appendix C will be payable during any period in which operations are not being carried on solely because of Force Majeure as defined in Section 15.3, including periods required to repair damage caused by an event of Force Majeure. In the event of Force Majeure lasting for a period of greater than 90 days, Company shall have the option, at its sole expense, to remove any affected Workover Equipment from Egypt to the United States of America for use in its operations there. In such event, Company and Contractor shall negotiate in good faith and in an expeditious manner toward the execution of a mutually satisfactory amendment to this Agreement covering operations in the United States of America under this Agreement. In particular, the rates to be charged pursuant to this Article VII, which reflect rig rates for international operations, will be adjusted to a level consistent with Contractor's regional pricing structure in place in the United States of America for substantially similar equipment, services and categories of personnel. In addition, Company agrees that the work performed for it by Contractor in the United States of America under this Agreement shall be in addition to (and not in replacement of) the work being performed for Company by Contractor in the United States of America prior to the addition of the disallowed Workover Equipment.

        Section 7.6 Moving Rates. The Rig Move Rates specified for each item of Workover Equipment in Appendix C will be payable for each move of the Workover Rigs and Pulling Units from one well to another, provided that the well site is prepared and ready.

        Section 7.7 Standby Rate Without Crew. The Standby Rate Without Crew specified for each item of Workover Equipment in Appendix C will be payable during any period when:

          (a)   operations are suspended solely to repair the appropriate item of Workover Equipment due to blow out, fire, cratering, shifting or punch through at a workover location, obstacles or obstructions or the consequences thereof, but only from the date the crew has been demobilized;

          (b)   during any period after the Commencement Date that the item of Workover Equipment is undergoing periodic inspections required for the maintenance of any certification or classification certificates, but only from the date the crew has been demobilized; and

          (c)   for any period during which Company orders suspension of operations, but only from the date the crew has been demobilized.

        Section 7.8 Overtime Rate. The Overtime Rate shall be the rate for work conducted outside of the fixed schedule described in Appendix C when requested by Company.

        Section 7.9 Consumables. Contractor undertakes to use commercially reasonable efforts to obtain the best price possible for all materials and equipment supplied, including Consumables.

        Section 7.10 Variation of Rates. The rates set forth herein shall be increased (but not decreased) by the actual amount of any documented change in Contractor's costs resulting from (a) any change in laws, rules, regulations, or legislation, including the enforcement or interpretation thereof, or (b) any increase in Contractor's costs for Egyptian personnel (but not expatriate personnel), spares, materials, or services that is beyond Contractor's reasonable control. The following limitations shall apply to Contractor's ability to increase its rates pursuant to this Section 7.10: (i) Contractor shall not be entitled to increase its rates more than once per calendar quarter, and (ii) Contractor shall not be entitled to increase its rates unless its costs have increased by 1% or more since the later of the date of this Agreement or the date of the last rate increase pursuant to this Section 7.10. For the avoidance of doubt, once Contractor's costs have increased by 1% or more, Contractor shall be entitled to a rate increase for the entire amount of its increased costs.

ARTICLE VIII
PAYMENTS

        Section 8.1 Monthly Invoices. Contractor shall bill Company at the end of each month, for all daily charges and other charges earned by Contractor during such month, and for the costs of Consumables purchased during such month. Billings for daily charges will reflect details of the time spent (calculated to the nearest hour) and the rate charged for that time. Billings for Consumables and other charges will be accompanied by invoices and other documentation supporting costs incurred for Company or other substantiation as reasonably required by Company.

        Section 8.2 Payment. Company shall pay all invoices within thirty (30) days after the receipt thereof; provided that if Company, in good faith, disputes an item invoiced then Company shall, within twenty (20) days after receipt of the invoice notify Contractor in writing of the amount disputed, specifying the reason therefor, and payment of the disputed amount may be withheld until settlement of the dispute. Any sums (including amounts ultimately paid with respect to a disputed invoice) shall bear interest from the due date until paid at a rate equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the 12-month London Interbank Offered Rate (LIBOR) as published in The Wall Street Journal, plus (ii) 2% per annum, and (b) the maximum rate permitted by law.

        Section 8.3 Manner of Payment. All payments due by Company to Contractor hereunder shall be made by wire transfer or as otherwise agreed to one or more of Contractor's bank accounts which shall be specified in writing. Notwithstanding anything to the contrary in this Agreement, including this Section 8.3, Contractor may by written instruction direct payments to be made by Company pursuant to this Agreement to third parties, including, without limitation, Contractor's subcontractors.

        Section 8.4 Currency. All payments related to daily charges and other similar personnel charges will be made as follows, unless otherwise directed or requested by Governmental Authority or mutually agreed by the Parties: 85% in United States Dollars, and 15% in L.E. Egyptian Pounds. The L.E. Egyptian Pound percentage will be calculated at the most favorable rate of exchange to Contractor quoted by the Central Bank of Egypt on the date of Contractor's invoice or the date of Company's payment. All payments required to be made by Company under this Agreement for Consumables shall be paid in United States Dollars or the currency in which payment for such Consumable was incurred by Contractor.

        Section 8.5 Taxes. Company shall be responsible for and hold harmless, defend and indemnify Contractor from and against all taxes, levies, duties, and assessments imposed on Contractor, the Workover Equipment, or Contractor's Personnel arising out of or in connection with Contractor's performance hereunder (including sales taxes, value-added taxes, ad valorem and any other taxes imposed by any Governmental Authority, but excluding (a) any such taxes, levies, duties and assessments that are imposed by any U.S. Governmental Authority, (b) any such taxes, levies, duties and assessments that are imposed on or measured by Contractor's income, and (c) payroll, employment, and similar taxes imposed with respect to Contractor's Personnel). The taxes, levies, duties and assessments for which Company is responsible pursuant to the preceding sentence are hereinafter referred to as the "Covered Taxes". Company shall pay all Covered Taxes directly to the proper governmental authority, including gross-up if applicable, and shall furnish Contractor with appropriate tax receipts. Company further agrees to be responsible for and hold harmless, defend and indemnify Contractor from and against all liability or loss resulting from the non-payment of Covered Taxes, including interest and penalties thereon. Contractor agrees to pay the taxes, levies, duties and assessments described in subsections (a), (b) and (c) above ("Contractor Taxes"), and further agrees to be responsible for and hold harmless, defend and indemnify Company from and against all liability or loss resulting from the non-payment of Contractor Taxes, including interest and penalties thereon.

        Section 8.6 Customs Duties, Other Taxes. Without prejudice to the generality of Section 8.5, Company shall be responsible for and shall pay all customs duties, fees, levies, assessments, or other charges imposed by any Governmental Authority in connection with or incidental to the export of Workover Equipment, spare parts and consumables from its or their Port of Origin and its importation into and export from Egypt.

ARTICLE IX
LIABILITY

        Section 9.1 Equipment or Property. Except as specifically provided herein to the contrary, each Party shall at all times be responsible for and hold harmless, defend and indemnify the other Party from and against damage to or loss of its own equipment or property, regardless of the cause of loss, including the negligence of such Party, and despite the fact that a Party's items may be under the control of the other Party, except that,

          (a)   Company shall be responsible at all times for and shall hold harmless and indemnify Contractor for loss or destruction of or damage to Contractor's drill pipe, drill collars, subs, reamers, bumper subs, stabilizers and other in-hole equipment when such equipment is being used in the hole below the rotary table, normal wear excepted. Abnormal wear and/or damage for which Company shall be responsible hereunder shall include, but not be limited to, wear and/or damage resulting from the presence of hydrogen sulfide or other corrosive elements in the hole including those introduced into the drilling fluid, excessive wear caused by sandcutting, damage resulting from excessive or uncontrolled pressure such as those encountered during testing, blow-out, or in a well out of control, excessive deviation of the hole from vertical, dog-leg severity, fishing, cementing or testing operations, and from any unusual Workover Services undertaken at Company's request. Company's responsibility for such abnormal wear and/or damage as referred to herein shall include abnormal wear and/or damage to Contractor's choke hoses and manifolds, blow-out prevention and other appurtenant equipment. Company shall pay the cost of repairing damaged equipment if repairable. In the case of equipment lost, destroyed or damaged beyond repair, Company shall reimburse Contractor an amount equal to the then current replacement cost of such equipment delivered to the Workover Rig or Pullover Unit, less depreciation. In calculating Company's liability under this Section 9.1(a), Company shall receive credit for any physical damage insurance proceeds actually received by Contractor with respect to any damage or destruction to Contractor's equipment that is subject to indemnification by Company under this Section 9.1(a).

          (b)   The depreciation rate for Contractor's equipment lost, destroyed or damaged beyond repair shall be twenty (20%) per annum straight line from Contractor's documented date of purchase or refurbishment; provided however, in no event shall depreciation deducted from replacement cost exceed fifty percent (50%) of the original purchase or refurbishment price of such equipment.

          (c)   Notwithstanding anything to the contrary in this Agreement, each Party shall be responsible for and hold harmless and indemnify the other Party from and against any loss or loss of use or damage to such other Party's tangible property (such as flow lines and rigs) when such loss or damage occurs outside of the hole and solely caused by the negligent acts, errors or omissions, gross negligence or willful and wanton acts of such Party; provided that a Party's liability under this Section 9.1(c) shall not exceed $20,000 per indemnifiable event.

        Section 9.2 The Hole. In the event a hole is lost or damaged, Company shall be solely responsible for and hold harmless and indemnify Contractor from such damage to or loss of the hole, including all downhole property therein, regardless of whether such loss or damage was caused by the negligence, gross negligence or willful misconduct of Contractor, Contractor's personnel or its subcontractors or agents.

        Section 9.3 Contractor's Personnel. Contractor shall be responsible for and hold harmless, defend and indemnify Company, its officers, directors and employees from and against all claims, demands and causes of action of every kind and character, without limit and without regard to the causes thereof, arising in connection herewith in favor of Contractor's employees, or Contractor's subcontractors or their employees, or Contractor's invitees on account of bodily injury, death or damage to property.

        Section 9.4 Company's Personnel. Company shall be responsible for and hold harmless, defend and indemnify Contractor, its officers, directors and employees from and against all claims, demands, and causes of action of every kind and character arising in connection herewith in favor of Company's employees, or Company's other contractors (excluding Contractor hereunder) or their employees, or Company's invitees, on account of bodily injury, death or damage to property.

        Section 9.5 Pollution and Contamination. Notwithstanding anything to the contrary contained herein, the Parties understand and agree that the responsibility for pollution or contamination shall be as follows:

          (a)   Subject to Company's compliance with its obligations under Section 5.12, Contractor shall be responsible for and hold harmless, defend and indemnify Company against, all claims, demands, and causes of action of every kind and character (including control and cleanup of the pollutant involved) arising directly or indirectly from all pollution or contamination that originates above the surface of the ground or water and solely from improper care or disposition of items wholly in Contractor's possession and control and directly associated with the Workover Equipment, including, without limitation, spills of fuels, lubricants, motor oils, water base drilling fluid and attendant cuttings, pipe dope, paints, solvents, ballast, bilge and garbage.

          (b)   Company be responsible for and hold harmless, defend and indemnify Contractor against all claims, demands, and causes of action of every kind and character (including control and removal of the pollutant involved) arising directly, or indirectly, from all pollution or contamination, other than that for which Contractor is responsible pursuant to Section 9.5(a), including, but not limited to, that which may result from fire, blow-out, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of lost circulation and fish recovery materials and fluids, oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or carvings.

          (c)   In the event a third party commits an act or omission which results in pollution or contamination for which either Contractor or Company for whom such third party is performing work is held to be legally liable, the responsibility therefor shall be considered, as between Contractor and Company, to be the same as if the Party for whom the work was performed had performed the same and all of the obligations and limitations set forth in Sections 9.5(a) and (b) shall be specifically applied.

        Section 9.6 Cost of Control. Company shall be responsible for and hold harmless, defend and indemnify Contractor for the cost of regaining control of any wild well.

        Section 9.7 Underground Damage. Company shall be responsible for and hold harmless, defend and indemnify Contractor for any and all claims arising against Contractor resulting from operations under this Agreement on account of injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water.

        Section 9.8 Consequential Damages. Except as provided in this Agreement, neither Party shall be liable to the other for, and each Party shall hold harmless and indemnify the other against, special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profits, loss of use or business interruptions, however same may be caused.

        Section 9.9 Third Parties. Except as otherwise provided in this Article IX, each Party shall be responsible for and hold harmless, defend and indemnify the other Party against any property damage of, or personal injury (including illness or death) to third parties arising out of or relating to the performance of the Workover Services (with respect to Contractor) or operations in the Operating Area (with respect to Company) to the extent caused solely by such Party's negligence, gross negligence, willful misconduct, or other fault.

        Section 9.10 Indemnity Obligation.

          (a)   The Parties intend and agree that the phrase "be responsible for and hold harmless, defend and indemnify" in this Agreement (or words of similar effect) means that the indemnifying Party shall indemnify, hold harmless and defend (including payment of reasonable attorney's fees and costs of litigation) the indemnified Party from and against any and all claims, demands, causes of action, damages, judgments and awards of any kind or character, WITHOUT LIMIT AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, BREACH OF WARRANTY (EXPRESS OR IMPLIED), STRICT LIABILITY, OR THE NEGLIGENCE OF ANY PERSON OR PERSONS, INCLUDING THAT OF THE INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

          (b)   The indemnifying Party's obligations contained in this Agreement shall also extend to the indemnified Party and its Affiliates and the officers, directors, employees, agents, owners and shareholders of each.

          (c)   Each Party shall procure and maintain insurance in support of its indemnity obligations under this Agreement.

        Section 9.11 Indemnity Procedures. If a claim arises as to which either Party is or may be entitled to indemnification from the other Party hereunder, such Party (the "Indemnified Party") shall advise the other Party (the "Indemnifying Party") of the claim promptly after such Indemnified Party becomes aware of any fact, condition or event which may give rise to such claim. In the case of a claim for indemnification involving the assertion of a claim by a third party against such Indemnified Party, provided that the Indemnifying Party admits in writing to the Indemnified Party that such claim is covered by the indemnity provisions of this Agreement, the Indemnifying Party shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Indemnified Party agrees to assume the cost of settlement and to forego such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Indemnifying Party ("Assume the Defense"); provided, however, that the Indemnifying Party may not effect any settlement that could result in any cost, expense or liability to, or have any obligation upon, any Indemnified Party unless such Indemnified Party consents in writing to such settlement and the Indemnifying Party agrees to indemnify such Indemnified Party therefor. Once an Indemnifying Party Assumes the Defense with respect to a claim, an Indemnified Party may select counsel to participate in any defense of that claim, in which event such Indemnified Party's counsel shall be at the sole cost and expense of such Indemnified Party (unless there is a conflict of interest, in which case the Indemnified Party's counsel shall be at the cost and expense of the Indemnifying Party). In connection with any such third party claim, the Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

ARTICLE X
INSURANCE

        Section 10.1 Insurance. Each Party shall carry and maintain insurance coverage of the type and in the amounts set forth in Appendix D at such Party's sole cost. All references in this Agreement to the

"insurance" of a Party shall mean such insurance as set forth in Appendix D. Furthermore, each Party will be responsible for maintaining the statutory insurance coverage required in Egypt and for the insurance premiums for its personnel.

        Section 10.2 Certificates. Each Party will furnish the other prior to the first Commencement Date with certificates indicating that the required insurances are in full force and effect and that the same shall not be cancelled or materially and adversely changed without ten (10) days prior written notice to the other Party.

        Section 10.3 Subrogation. Each Party, for liabilities assumed hereunder by it, shall cause its insurance to be endorsed to provide that its underwriters waive their right of subrogation against the other Party.

        Section 10.4 Additional Insured. Each Party shall name the other Party as an additional insured, where permitted, under its policies of liability insurance, but only with respect to liabilities assumed by such Party under this Agreement.

ARTICLE XI
SUBLETTING AND ASSIGNMENT

        Section 11.1 Subcontracts. Contractor may employ other contractors to perform any of the operations or services to be provided or performed by it with the prior written consent of Company, such consent not to be unreasonably withheld. Use of subcontractors by Contractor shall not relieve Contractor from any liability or obligation under this Agreement.

        Section 11.2 Assignment. Neither this Agreement nor any rights or interests hereunder (including the right to receive monies due hereunder) may be assigned or transferred in whole or in part by either Party hereto, nor may any Party hereto delegate any of its obligations, duties or liabilities hereunder, without the prior written consent of the other Party hereto. Notwithstanding the foregoing sentence, but subject to the other provisions of this Agreement, either Party may assign this Agreement and its rights and obligations hereunder to a Permitted Assignee. Such assignment shall be effective when the Permitted Assignee executes an Amendment to this Agreement thereby becoming a Party and assuming all of the assigning Party's rights and obligations under this Agreement; provided, however, such assignment shall not relieve the assigning Party of any obligation under this Agreement. Any attempted assignment, delegation, or transfer in violation of this Section 11.2 shall be void.

ARTICLE XII
ARBITRATION

        Section 12.1 Agreement to Arbitrate. Any and all claims, counterclaims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties and/or their respective representatives (all of which are referred to herein as "Claims"), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort, or otherwise, at law or in equity, under State or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration.

        Section 12.2 Conduct, Authority, and Choice of Law. It is the intention of the Parties that the arbitration shall be conducted pursuant to the Federal Arbitration Act and administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules, as such Act and Rules are modified by this arbitration agreement. The validity, construction, and interpretation of this Agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this Agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this arbitration agreement, the receipt of evidence, and the like), shall be decided by the arbitrators appointed in accordance with this Agreement (the "Arbitrators"). In deciding the substance of the Parties' Claims, the Arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas choice-of-law principles that might call for the application of some other State's law). Provided, however, it is expressly agreed that notwithstanding any other provision in this arbitration agreement to the contrary, the Arbitrators shall have absolutely no authority to award treble, exemplary or punitive damages of any type under any circumstance regardless of whether such damages may be available under Texas law, the law of any other State, or federal law, or under the Federal Arbitration Act, or under the Commercial Arbitration Rules of the American Arbitration Association, the Parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with such Claims.

        Section 12.3 Forum for the Arbitration and Selection of Arbitrators. The arbitration proceeding shall be conducted in Houston, Texas. Within thirty (30) days of the notice of initiation of the arbitration procedure, each Party shall appoint an arbitrator. The two arbitrators appointed as herein provided shall select a third arbitrator, failing agreement on which within ninety days of the original notice, the Parties (or either of them) shall apply to any United States District Judge for the Southern District of Texas, Houston Division, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two Party-appointed Arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two Party-appointed Arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the Party that appointed such arbitrator. Evident partiality on the part of an Arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an Arbitrator. Minimal or trivial past or present relationships between the neutral Arbitrator and the Party selecting such Arbitrator or any of the other Arbitrators, or the failure to disclose such minimal or trivial past or present relationships, will not by themselves constitute evident partiality or otherwise disqualify any Arbitrator.

        Section 12.4 Decision of the Arbitrators. The Arbitrators shall render their final decision within twenty days of the completion of the final hearing completely resolving all of the Claims that are the subject of the arbitration proceeding. The Arbitrators' ultimate decision after final hearing shall be in writing. The Arbitrators shall certify in their decision that no part of their award includes any amount for exemplary or punitive damages. The Arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Any and all of the Arbitrators' orders and decisions may be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court having jurisdiction.

        Section 12.5 Confidentiality. To the fullest extent permitted by law, any arbitration proceeding and the Arbitrators award shall be maintained in confidence by the Parties.

ARTICLE XIII
DEFAULT AND TERMINATION

        Section 13.1 Termination by Company. Company may terminate this Agreement:

          (a)   upon the Bankruptcy, insolvency, or dissolution of Contractor;

          (b)   upon 30 days' written notice to Contractor if there is a material breach by Contractor of any representation or warranty made by Contractor herein, unless Contractor has cured such breach during the notice period or has initiated and is diligently pursuing the cure of such breach and thereafter continues to diligently pursue such cure; provided, that such cure is effected within 90 days from the receipt of such notice by Contractor or within an appropriate time frame if such cure by Governmental Requirement or otherwise requires or stipulates or allows a longer time period than 90 days;

          (c)   upon 30 days' written notice to Contractor if there is a material failure by Contractor to perform its obligations hereunder, unless Contractor has cured such breach during the notice period or has initiated and is diligently pursuing the cure of such breach and thereafter continues to diligently pursue such cure; provided, that such cure is effected within 90 days from the receipt of such notice by Contractor or within an appropriate time frame if such cure by Governmental Requirement or otherwise requires or stipulates or allows a longer time period than 90 days (or, notwithstanding the foregoing, such shorter period of time as may be necessary to avoid the payment of penalties or the loss of any permit, authorization, license, or concession);

          (d)   in accordance with Section 3.6(b) after exhausting its remedies under Sections 3.6(b)(i) and (ii); or

          (e)   upon the actual or constructive total loss of all of the Workover Equipment.

        Section 13.2 Termination by Contractor. Contractor may terminate this Agreement:

          (a)   upon the Bankruptcy, insolvency, or dissolution of Company;

          (b)   upon the failure by Company to pay within 60 days of when due all amounts owed to Contractor and such failure is not cured by or on behalf of Company within ten days of written notice from Contractor to Company demanding such cure;

          (c)   upon 30 days' written notice to Company if there is a material breach by Company of any representation or warranty made by Company herein, unless Company has cured such breach during the notice period or has initiated and is diligently pursuing the cure of such breach and thereafter continues to diligently pursue such cure; provided that such cure is effected within 90 days from the receipt of such notice by Company or within an appropriate time frame if such cure by Government Requirement or otherwise requires or stipulates or allows a longer time period than 90 days;

          (d)   upon 30 days' written notice to Company if there is a material failure by Company to perform its non-payment obligations hereunder, unless Company has cured such breach during the notice period or has initiated and is diligently pursuing the cure of such breach and thereafter continues to diligently pursue such cure; provided that such cure is effected within 90 days from the receipt of such notice by Company, during which cure period Contractor shall be required to continue performing the services under this Agreement or within an appropriate time frame if such cure by Governmental Requirement or otherwise requires or stipulates or allows a longer time period than 90 days; or

          (e)   upon the actual or constructive total loss of all of the Workover Equipment.

        Section 13.3 Effect of Termination. If this Agreement is terminated by Company pursuant to Section 13.1, Contractor shall have no liability to Company as a result of such termination. If this Agreement is terminated by Contractor pursuant to Sections 13.2(a), (b), (c) or (d), Company shall continue to pay to Contractor the Operating Rate for each item of Workover Equipment for the remaining term of this Agreement. Company agrees that the foregoing payments are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages and waives the right to contest such payments as an unreasonable penalty. For the avoidance of doubt, the provisions of Section 6.3(a) shall apply to any termination of this Agreement under this Article XIII.

ARTICLE XIV
REPRESENTATIONS AND WARRANTIES

        Section 14.1 Representations by Contractor. Contractor represents and warrants to Company as follows:

          (a)   Contractor is a corporation duly formed, validly existing, and in good standing under the laws of the state of Maryland, United States of America and has full power and authority to own its property and to carry on its business as now conducted.

          (b)   Contractor has full corporate power and authority to execute this Agreement and to carry out all its obligations under this Agreement. Its execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on its part. This Agreement constitutes a valid and legally binding obligation of Contractor, enforceable against it in accordance with its terms, except as may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, and other similar applicable laws now or hereafter in effect relating to creditors' rights generally. Contractor's representative executing this Agreement has sufficient authority to sign this Agreement in the name and on behalf of Contractor, and that authority has not been limited or revoked.

          (c)   Contractor's execution and performance of this Agreement and the transactions contemplated hereby do not constitute a breach of any term or provision of, or a default under, (i) any contract or agreement to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound, (ii) its organizational documents, or (iii) any applicable laws having applicability to it, in each case which breach would have a material adverse effect on its ability to perform its obligations hereunder.

          (d)   There is no legal proceeding pending or, to its knowledge, threatened against it that could materially adversely affect the validity of this Agreement or the ability of Contractor to perform its obligations hereunder.

        Section 14.2 Representations by Company. Company represents and warrants to Contractor as follows:

          (a)   Company is a corporation duly formed, validly existing, and in good standing under the laws of the state of Delaware, United States of America and has full power and authority to own its property and to carry on its business as now conducted.

          (b)   Company has full corporate power and authority to execute this Agreement and to carry out its obligations under this Agreement. Its execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on its part. This Agreement constitutes a valid and legally binding obligation of Company, enforceable against it in accordance with its terms, except as may be limited by applicable Bankruptcy, insolvency, reorganization, moratorium, and other similar applicable laws now or hereafter in effect relating to creditors' rights generally. Its representative executing this

  Agreement has sufficient authority to sign this Agreement in the name and on the behalf of Company, and that authority has not been limited or revoked.

          (c)   Company's execution and performance of this Agreement and the transactions contemplated hereby do not constitute a breach of any term or provision of, or a default under, (i) any contract or agreement to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound, (ii) its organizational documents, or (iii) any applicable laws having applicability to it, in each case which breach would have a material adverse affect on its ability to perform its obligations hereunder.

          (d)   There is no legal proceeding pending or, to Company's actual knowledge, threatened against it that could materially adversely affect the validity of this Agreement or its ability to perform its obligations hereunder.

        Section 14.3 Survival. The representations made in Sections 14.1 and 14.2 shall survive the execution and delivery of this Agreement.

ARTICLE XV
GENERAL

        Section 15.1 Confidential Information. Upon written request of Company, all information relating to the workover wells obtained by Contractor in the conduct of operations hereunder shall be held confidential by Contractor who will use the same degree of care it uses in safeguarding its own confidential information.

        Section 15.2 Attorney's Fees. If this Agreement is placed in the hands of attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through Bankruptcy or arbitration proceedings, then the winning Party shall be entitled to recover reasonable attorney's fees and costs.

        Section 15.3 Force Majeure. Except as otherwise provided in this Section 15.3, each Party to this Agreement shall be excused from complying with the terms of this Agreement, except for the payment of monies when due and the honoring of indemnities, if and for so long as such compliance is hindered or prevented by riots, strikes, wars (declared or undeclared), insurrection, rebellions, terrorist acts, civil disturbances, dispositions or order or injunctions of any Governmental Authority, whether such authority be actual or assumed, acts of God or adverse weather conditions, inability to obtain equipment, supplies or fuel, or by any act or cause (other than financial distress or inability to pay debts when due) which is reasonably beyond the control of such Party, such cause being herein sometimes called "Force Majeure." In the event that either Party is rendered unable, wholly or in part, by any of these causes to carry out its obligations under this Agreement, such Party shall give notice and details of Force Majeure in writing to the other Party as promptly as possible after occurrence. In such cases, the obligations of the Party giving notice shall be suspended during the continuance of any inability so caused except that Company shall be obliged to pay to Contractor the Force Majeure Rate provided for in Section 7.6.

        Section 15.4 Right to Audit. For a period of two years from termination of the Agreement, Contractor shall keep proper books, records and accounts of operation hereunder and shall permit Company at all reasonable times to inspect the portions thereof related to any variation of the rates hereunder and charges for reimbursable items.

        Section 15.5 Compliance with Laws. In the event any provision of this Agreement is inconsistent with or contrary to any applicable treaty, law, rule, regulation or ordinance, said provision shall be modified to the extent required to comply with said treaty law, rule, regulation or ordinance upon mutual signing of the Parties, and as so modified the provision and this Agreement shall continue is full force and effect. If any act or omission by Contractor in response to Company's explicit instruction violates such law, Company shall indemnify Contractor for any consequences thereof. In no event however, will either Contractor or Company be requested or required to violate any treaty, law, rule, regulation or ordinance of their respective countries of incorporation or organization.

        Section 15.6 Waivers. It is fully understood and agreed that none of the requirements of this Agreement shall be considered as waived by either Party unless the same is done by writing, and then only by the persons executing this Agreement, or other duly authorized agent or representative of the Party.

        Section 15.7 Inurement. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assignees of the Parties.

        Section 15.8 Notices.

          (a)   All notices required or provided for in this Agreement shall be in writing and shall be delivered by hand; or sent by a recognized overnight mail or courier service with delivery receipt requested; or sent by facsimile transfer and acknowledged by recipient, as follows:

  If to Company:

    Apache Corporation
    c/o Apache Egypt Companies
    11, Street 281
    New Maadi, Cairo, Egypt
    Facsimile: (20) (2) 519-3900

    Attention: General Manager

    With copy to:

    Apache Corporation
    2000 Post Oak Boulevard
    Suite 100
    Houston, TX 77056-4400
    Facsimile: (713) 296-6450

    Attention:
    Assistant International Counsel

  If to Contractor:

    6 Desta Dr., Suite 4400
    Midland, TX 79705
    Facsimile: (915) 620-0307

    Attention:
    Mr. Thomas B. Murphy
    Vice President—International

    With copies to:

Key Energy Services, Inc. 400 South River Road New Hope, PA 18938 Facsimile: (215) 862-7902	Vinson & Elkins LLP 2300 First City Tower 1001 Fannin St. Houston, TX 77002 Facsimile: (713) 615-5295
Attention: General Counsel
Attention: William H. Weiland, Esq.

          (b)   Notices shall be effective when received by the Party to whom addressed.

          (c)   All notices, communications and instructions under this Agreement shall be in the English language.

        Section 15.9 Additional Documents and Actions. Each Party agrees to execute and deliver to the other such additional documents, and take such additional actions, all at its own expense, as may be reasonably required by the other to effect the interest of this Agreement.

        Section 15.10 Expropriation, Confiscation, Nationalization and War Risks.

          (a)   In the event any of the Workover Equipment, spare parts and/or supplies directly associated therewith (i) cannot lawfully be exported from the country in which it was operating following termination of Workover Services, Company cannot obtain an export license or permit or because of other governmental restrictions; or (ii) are lost to Contractor through confiscation, expropriation, nationalization or governmental seizure; or (iii) are lost, seized, damaged or destroyed as a result of political unrest, insurrection, terrorist acts, riot or war (declared or undeclared) or other similar occurrences (including forced abandonment as a result of the foregoing) during the term of this Agreement, Company will within sixty (60) days following the occurrence of any such event pay to Contractor the value (as set forth in the packing lists pursuant to which the Workover Equipment is imported into Egypt) of such property so restricted, confiscated, expropriated, nationalized, seized, damaged or destroyed, from which value shall be subtracted the total of the following:

            (1)   any amount actually received by Contractor by such governmental unit or body within such period; and

            (2)   any amount actually received by Contractor from insurance within such period.

          (b)   Upon payment by Company to Contractor of the amounts specified in Section 15.10(a) above, Contractor shall transfer to Company its right, title, and interest in and to all such property so restricted, confiscated, expropriated, nationalized, seized, damaged or destroyed.

          (c)   All costs and other charges provided for in this Section 15.10 are subject to adjustment after audit.

          (d)   If requested by Company in writing, Contractor agrees to obtain at Company's sole expense to the extent then and thereafter available, insurance covering all or such portion of the risks specified in this Section 15.10 as Company may direct. Company shall be named as an additional insured in any such policy or policies of insurance, which shall provide for the payment of losses thereunder in United States dollars. The provisions of such insurance and cost thereof shall be subject to Company's approval prior to the issuance thereof.

          (e)   Contractor shall pay to Company any monies with respect to such expropriation, etc., which Contractor receives and for which Company has not already received credit after payment has been made by Company to Contractor under this Section 15.10.

        Section 15.11 Foreign Corrupt Practices Act. Neither Party shall act in violation of the U.S. Foreign Corrupt Practices Act or, in connection therewith, make any payments, loans, or gifts, directly or indirectly, to or for the use or benefit of any official, employee, agency or instrumentality of any government, political party, or public international organization, candidate for political office, or any other person, the payment of which would violate the laws of the United States of America or of Egypt. Each Party shall be responsible for and hold harmless and indemnify the other Party from and against any fines, penalties, related costs and expenses (including reasonable attorneys' fees and expenses) attributable to any failure of such Party (or any subcontractor) to comply with this Section 15.11 in connection with this Agreement or the performance of the Workover Services.

        Section 15.12 Entire Agreement. This Agreement supersedes and replaces any oral or written communications heretofore made between the Parties relating to the subject matter hereof.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CONTRACTOR: KEY ENERGY SERVICES, INC.
By:	/s/ JACK D. LOFTIS, JR.
Name:	Jack D. Loftis, Jr.
Title:	Senior Vice President and General Counsel
COMPANY: APACHE CORPORATION
By:	/s/ G. STEVEN FARRIS
Name:	G. Steven Farris
Title:	President and Chief Operating Officer

QuickLinks

AGREEMENT FOR SUPPLY AND OPERATION OF WORKOVER RIGS, PULLING UNITS, VEHICLES, OTHER EQUIPMENT AND RELATED SERVICES